Exhibit 99.2

BeiGene Announces Clinical Data on Investigational Anti-PD-1 Antibody Tislelizumab in Combination with Sitravatinib at European Society for Medical Oncology Immuno-Oncology (ESMO I-O) Congress 2019

•	Oral presentation on data from Phase 1b trial in patients with platinum-resistant ovarian cancer
CAMBRIDGE, Mass. and BEIJING, China, December 13, 2019 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, and Mirati Therapeutics (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced preliminary data from an ongoing Phase 1b trial of investigational anti-PD-1 antibody tislelizumab in combination with investigational tyrosine kinase inhibitor sitravatinib in patients with platinum-resistant ovarian cancer, which demonstrated antitumor activity and was generally well tolerated. Results from the Phase 1b clinical trial were presented at the 2019 European Society for Medical Oncology Immuno-Oncology (ESMO I-O) Congress on December 13, 2019 in Geneva, Switzerland.
“Tislelizumab and sitravatinib have both demonstrated antitumor activity as single agents, so we’re encouraged by the early evidence showing the potential for these two agents to work together to treat advanced solid tumors, including platinum-resistant ovarian cancer,” said Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “We continue to make progress in the collaboration with Mirati Therapeutics and we look forward to continued enrollment in the trial and further clinical data on the combination of tislelizumab and sitravatinib, a compound that has a unique tyrosine kinase inhibition profile.”
“We were eager to enter into this collaboration with BeiGene because we believe sitravatinib, a spectrum-selective receptor tyrosine kinase inhibitor, may help increase the activity of anti-PD-1 antibodies such as tislelizumab in patients whose solid tumors exhibit resistance,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer, Mirati Therapeutics, Inc. “The initial results from this Phase 1b trial suggest further development of this combination for the treatment of advanced solid tumors, including platinum-resistant ovarian cancer, is warranted.”

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Summary of Preliminary Results from the Phase 1b Trial in Platinum-Resistant Ovarian Cancer
Abstract 94O
This open-label, multi-center Phase 1b trial (NCT03666143) of tislelizumab in combination with sitravatinib consists of nine disease-specific cohorts in patients with advanced solid tumors. The results presented at ESMO I-O were from cohort E in 20 patients with recurrent platinum-resistant ovarian cancer who did not have prior exposure to anti-PD-1/PD-L1 agents. Patients were treated with tislelizumab at 200 mg IV every three weeks and sitravatinib at 120mg orally once daily. At the data cutoff of July 17, 2019, 17 patients were evaluable and preliminary results included:

•	Seven patients achieved a partial response (PR), including four confirmed PRs; the overall response rate (ORR) was 23.5% (4/17, 95% CI: 6.8%, 49.9%); eight patients achieved stable disease (SD);

•	The median duration of response (DoR) was not reached (95% CI: 12.29 weeks, not reached);

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The median progression-free response (PFS) was 18 weeks (95% CI: 12.29 weeks, not reached), and the PFS rate at 3 months and 6 months was 88.2% (95% CI: 60.6%, 96.9%) and 35.3% (95% CI: 9.0%, 63.8%), respectively;

•	All 20 patients in this cohort experienced treatment-emergent adverse events (TEAEs) of any grade;

•	Fifteen patients (75%) experienced at least one grade ≥ 3 TEAE, with the most common being hypertension (25%) and fatigue (10%);

•	Immune-related TEAEs were hypothyroidism (20%), diarrhea (15%), and rash (15%);

•	Six patients (30%) discontinued the study treatment due to TEAEs; and

•	Two patients experienced TEAEs leading to death, abdominal pain and respiratory failure, both of which were considered unrelated to treatment by the study investigator.
BeiGene and Mirati entered into an exclusive license agreement for the development, manufacturing and commercialization of Mirati’s sitravatinib in Asia (excluding Japan), Australia, and New Zealand in January 2018. Clinical trials for tislelizumab and

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sitravatinib are ongoing in patients with non-small cell lung cancer, renal cell carcinoma, melanoma, hepatocellular cancer and gastric cancer.
About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug candidate produced from BeiGene’s immuno-oncology biologics program and is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.
Select ongoing clinical trials of tislelizumab include a Phase 3 clinical trial in patients with second-line or third-line non-small cell lung cancer (NSCLC); a Phase 3 clinical trial in first-line patients with hepatocellular carcinoma (HCC); a Phase 3 clinical trial in second-line patients with esophageal squamous carcinoma (ESCC); a Phase 3 clinical trial in first-line patients with gastric cancer (GC); a Phase 3 clinical trial in first-line patients with ESCC; and a Phase 2 clinical trial in second- or third-line patients with HCC. The aforementioned trials are enrolling patients in multiple countries, including the United States, Europe, and China.
In addition to a pivotal Phase 2 clinical trial in patients with relapsed or refractory (R/R) classical Hodgkin’s lymphoma (cHL) and a pivotal Phase 2 clinical trial in patients with locally advanced or metastatic urothelial cancer, BeiGene is conducting a Phase 3 clinical trial in first-line patients with non-squamous NSCLC; a Phase 3 clinical trial in first-line patients with squamous NSCLC; a Phase 3 clinical trial in patients with first-line nasopharyngeal cancer (NPC); a Phase 3 clinical trial in first-line patients with urothelial carcinoma (UC); a Phase 3 clinical trial in patients with localized ESCC; and a Phase 2 trial in patients with MSI-H or dMMR solid tumors. These studies have been enrolling patients primarily in China.
New drug applications (NDA) for tislelizumab in patients with R/R cHL and in patients with previously treated locally advanced or metastatic UC have been accepted and granted priority review by the China National Medical Products Administration (NMPA, formerly known as CFDA). BeiGene has full development and commercial rights to tislelizumab worldwide.

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About Sitravatinib
Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combinations of anti-PD-1 checkpoint inhibitors, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib combinations with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.
Sitravatinib is also being evaluated as a single-agent in a Phase 1b expansion clinical trial emphasizing enrollment of patients whose tumors harbor specific mutations in the CBL protein. When CBL is inactivated by mutation, multiple RTKs, including TAM, VEGFR2 and KIT, are dysregulated and may act as oncogenic tumor drivers in NSCLC and melanoma.
About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 3,000 employees in the United States, China, Australia, and Europe; BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. In the United States, BeiGene markets and distributes BRUKINSA™ (zanubrutinib) and in China, the Company markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) under a license from Celgene Logistics Sarl, a Bristol-Myers Squibb company.1
1ABRAXANE® is registered trademark of Abraxis Bioscience LLC, a Bristol-Myers Squibb company; REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation, a Bristol-Myers Squibb company.

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About Mirati Therapeutics
Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati's lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.
Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This previously difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.
BeiGene’s Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from ongoing clinical trials of tislelizumab and sitravatinib, the mechanism of action of tislelizumab, BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab and sitravatinib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if

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approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.
Mirati’s Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, including without limitation the sitravatinib clinical trials referenced above, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Contact
Craig West
+1 857-302-5189
ir@beigene.com
Media Contact
Liza Heapes or Vivian Ni
+1 857-302-5663 or +1 857-302-7596
media@beigene.com

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